Exhibit 10.5

Addendum No. 3 to the Lease Agreement for an Unprotected Property from November 2013

Held and signed on the 11th of July 2021

Between:	Ayalot Investment (Ramat Vered) 1994 Ltd.
(hereinafter: “the landlord”)
First Party;
And:	EMI Car Wash Systems Ltd.
Private Company 514142256
From 27 Moshe Yatom Street, Rehovot
(hereinafter: “the renter”)
Second Party;
And:	SciVac Ltd.
Private Company 513679555
13 Gad Road, Rehovot
P.O. Box 580,7610303
(hereinafter: “the sub-renter”)
Third Party;

Whereas	In November 2013, an unprotected lease Agreement was signed between the original landlord, Ayalot Investments (Ramat Vered) 1994 Ltd. and CN: 511693533 (Shrada Ltd.) (hereinafter together: “the original landlord”) and Green Power YE. YM. Ltd. (hereinafter: “the original renter”) on all its appendices (hereinafter: “the lease Agreement”) according to which the original renter rented an area of 536 square meters gross located on the first floor of the building known as Phase C and the renter also used five parking spaces (hereinafter the area and parking spaces together: “the Property”) in Rehovot Park (hereinafter: “the park”);

Whereas	The landlord acquired the rights in the park from the original above-mentioned landlord, and replaced it for all intents and purposes, it became the owner of the full rights in the park, including the Property, and it will be the only to constitute the landlord for all intents and purposes in the lease Agreement;

Whereas	On January 16, 2017, an addition to the lease Agreement was signed between the landlord, the original renter, and the sub-renter (hereinafter: “Addendum No.1”), according to which the sub-renters rented from the original renter an area of 200 square meters gross (hereinafter: “the territory”) from the area of the Property.

Whereas	On June 1, 2020, an addition to the lease Agreement (hereinafter: “Addendum No. 2”) was signed between the landlord, the original renter, the renter, according to which all the rights and obligations of the original renter were transferred according to the main Agreement to the renter.

(Hereinafter the lease Agreement and additions numbers 1 and 2 will be called jointly: “the main Agreement”)

Whereas	The sub-renter is still subletting the area from the renter in accordance with and subject to the provisions set forth in Addendum No. 1;

Whereas	The landlord wishes to sublet to the sub-renter the entire Property at an area of 536 square meters gross in a sublease, and the sub-renter is willing to sublease the entire Property, and the landlord agrees to the sublease of the Property subject to the following in this addition below;

It has therefore been agreed between the parties to this Addendum as follows:

1.	The preamble to this addendum forms an integral part thereof.

2.	The terms appearing in this Addendum shall have the interpretation given to them in the principal Agreement.

3.	From the date of signing this Addendum by all parties to it, the renter will be entitled to sublet the Property to the sub-renter in a sublease, for a period that does not in any case exceed the tenancy periods set forth in the main Agreement.

4.	All provisions of Addendum No. 1 dated 1.16.2017, which apply to the sublease of the sub-renter in the territory, shall apply accordingly and with the obligatory changes regarding the sublease of the entire Property to the sublease to the sub-renter, insofar as these have not been expressly changed in this Addendum.

5.	Despite what is stated in Addendum No. 1 dated January 16, 2017, it is clarified that the sub-renter intends to use part of the Property area for the purpose of establishing a production plant.

6.	No other change will apply to the other provisions of the main Agreement.

IN WITNESS WHEREOF the parties have signed

/s/ Ayalot Investment (Ramat Vered) 1994 Ltd
The landlord

/s/ EMI Car Wash Systems Ltd
The renter

/s/ SciVac Ltd
The sub-renter